UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  November 6, 2006

INTERNATIONAL RECTIFIER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-7935	95-1528961
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

233 Kansas Street, El Segundo, California 90245
(Address of principal executive offices) (Zip Code)

(310) 726-8000

(Registrant’s telephone number, including area code)

NO CHANGE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On November 6, 2006, International Rectifier Corporation (the “Company”) entered into a Credit Agreement (the “Agreement”), among the Company, certain lenders, Bank of America, N.A. as Syndication Agent, HSBC Bank USA, National Association and Deutsche Bank AG New York Branch as Co-Documentation Agents and JPMorgan Chase Bank, National Association, as Administrative Agent.  JPMorgan Securities, Inc. and Banc of America Securities LLC served as Joint Bookrunners and Co-Lead Arrangers for the credit facilities contemplated by the Agreement, which replaced the Company’s prior senior secured revolving credit facilities with a syndicate of lenders represented by BNP Paribas.  The Agreement provides for a revolving credit facility with total commitments in the principal amount of $150,000,000.  Borrowings under the Agreement may be made as revolving loans, swingline loans or letters of credit.

The aggregate commitments under the Agreement may be increased from time to time, either through any of the existing lenders increasing its commitment or by means of the addition of new lenders, up to a maximum commitment of $250,000,000.  While the consent of the lenders as a group is not required to any such increase, no individual lender is required to increase its own commitment to the Agreement.  The Agreement also permits the Company to designate one or more of its subsidiaries reasonably acceptable to the Administrative Agent as additional “Foreign Borrowers” thereunder.

The credit facility expires on November 6, 2011 and is intended for the repayment of indebtedness and other general corporate purposes.

The credit facility provides for loans which bear interest at either the Base Rate or the Eurocurrency rate, in each case, plus a margin based upon the senior leverage ratio of the Company  from time to time.  Eurocurrency Rate Loans (and letters of credit issued under the Agreement) will bear interest margins of between 0.875% per annum and 1.250% per annum, depending on the senior leverage ratio of the Company.   Base Rate Loans will bear interest margins of between 0.00% per annum and 0.250% per annum, again dependent upon the Company’s senior leverage ratio from time to time. Undrawn portions of the commitments under the Agreement bear commitment fees at rates of between 0.175% per annum and 0.250% per annum, also dependent upon the Company’s senior leverage ratio.

The Agreement contains certain financial and non-financial covenants, which include, but are not limited to, a maximum senior leverage ratio, a minimum liquidity covenant and a restriction on certain payments, including dividends, covenant.

The Agreement requires the Company to cause its Material Subsidiaries (as defined therein) to execute guaranties of the credit facilities described therein.  Material Subsidiaries formed under the laws of foreign nations are not required to guarantee the obligations under the Agreement, except to the extent that such obligations are incurred by the Foreign Borrowers (as defined therein).  No Material Subsidiary is required to issue a guaranty prior to December 31, 2006.

The Agreement will also be secured by grant of certain security interests in shares of stock or other equity ownership interests in each of the Material Subsidiaries.  The Company has no obligation to pledge any such shares prior to December 31, 2006.

Events of default under the terms of the Agreement include, but are not limited to (i) failure to pay any principal of any loans when due; (ii) failure to pay any interest within three days after the date when due; (iii) failure to comply with any covenant or agreement therein, subject to any applicable grace period and/or notice requirement; or (iv) breach of any representation or warranty made or deemed made by or on behalf of any borrower in connection with the Agreement in any material respect.

Subject to certain notice requirements and other conditions, upon an event of default the credit facility commitments shall automatically and immediately terminate and the principal of, and interest then outstanding on, all of the loans shall become immediately due and payable.

A copy of the Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the exhibits.

Item 1.02               Termination of Material Agreements.

Upon closing of the Agreement, our prior $150 million senior secured revolving credit facility with a syndicate of lenders led by BNP Paribas was terminated.  If it had not been replaced with the Agreement, that facility would have otherwise expired by its terms on or about November 6, 2006.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The terms of the direct financial obligation are summarized in Item 1.01 of this Form 8-K and are incorporated herein by this reference.

Item 9.01.              Financial Statements and Exhibits

(d)	Exhibits
	Exhibit No.	Description
99.1

Credit Agreement, dated November 6, 2006, among International Rectifier Corporation, the Lenders described therein, Bank of America, N.A. as Syndication Agent and HSBC Bank USA, National Association and Deutsche Bank AG New York Branch as Co-Documentation Agents and JPMorgan Chase Bank, National Association, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2006	INTERNATIONAL RECTIFIER CORPORATION

	By	/s/ Donald R. Dancer
Name: Donald R. Dancer
Title: Secretary and General Counsel

Exhibit Index

Exhibit No.	Description
99.1

Credit Agreement, dated November 6, 2006, among International Rectifier Corporation, the Lenders described therein, Bank of America, N.A. as Syndication Agent and HSBC Bank USA, National Association and Deutsche Bank AG New York Branch as Co-Documentation Agents and JPMorgan Chase Bank, National Association, as Administrative Agent.